Exhibit 99.1

Plains All American Renews and Extends Credit Facilities

HOUSTON, August 26, 2021 – Plains All American Pipeline and Plains GP Holdings (Nasdaq: PAA & PAGP) (collectively, “Plains”) today announced that PAA has renewed and extended its two credit facilities (the “Facilities”). The renewed and extended Facilities have an aggregate initial borrowing capacity of $2.7 billion and initial maturities in 2024 and 2026, replacing the previous facilities that were scheduled to mature in 2022 and 2024, respectively.

“Renewal and extension of these credit facilities aligns with our financial strategy, which includes ensuring ample credit capacity for our operating and commercial activities” stated Sharon Spurlin, Senior Vice President and Treasurer of Plains. “Notably, the new commitment levels reflect the reduced capital requirements of our business and the sizeable multi-year free cash flow after distributions Plains is positioned to generate. We sincerely value our long-term banking relationships and very much appreciate the continued trust and support of our lenders.”

The new Facilities consist of a $1.35 billion Senior Unsecured Revolving Credit Facility with an initial maturity in August 2026 and a $1.35 billion Senior Secured Hedged Inventory Facility with an initial maturity in August 2024. The Facilities provide for one or more one-year extensions and have accordion features which, subject to receipt of incremental lender approval and other terms and conditions, permit PAA to increase borrowing capacity to $2.1 billion and $1.9 billion, respectively. The Facilities will be used for general corporate purposes and replace PAA’s previous credit facilities that had aggregate borrowing capacities of $1.6 billion and $1.4 billion and maturity dates in August 2024 and August 2022, respectively.

Funding for the Facilities was led by Bank of America, N.A. as Administrative Agent, with Citibank, N.A., JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association also serving as Co-Syndication Agents. Shearman & Sterling LLP acted as legal counsel to Plains, and Holland & Knight LLP acted as legal counsel to the bank syndication.

About Plains

PAA is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil, natural gas liquids (NGL), and natural gas. PAA owns an extensive network of pipeline transportation, terminalling, storage, and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. On average, PAA handles more than 5 million barrels per day of crude oil and NGL in its Transportation segment.

PAGP is a publicly traded entity that owns an indirect, non-economic controlling general partner interest in PAA and an indirect limited partner interest in PAA, one of the largest energy infrastructure and logistics companies in North America.

PAA and PAGP are headquartered in Houston, Texas. For more information, please visit www.plainsallamerican.com.

Contact:

Brett Magill

Director, Investor Relations

(866) 809-1291